Exhibit 99.1

Duke Realty Corporation Agrees to Sale of Over

$1 Billion Suburban Office Portfolio,

Substantially Advancing Asset Repositioning Strategy

INDIANAPOLIS, IN, October 20, 2011 (MARKETWIRE via COMTEX) – Duke Realty Corporation (NYSE: DRE) announced today that it has entered into a definitive agreement to sell a 10.1 million square foot portfolio of suburban office properties located in seven markets throughout the Midwest and Southern regions. An affiliate of Blackstone Real Estate Partners VII has agreed to purchase the 82 building portfolio which includes substantially all of the company’s wholly-owned suburban office properties in Atlanta, Chicago, Columbus, Dallas, Minneapolis, Orlando and Tampa, for a total purchase price of $1.08 billion.

“The portfolio sale is simply a continuation of our strategic plan to reduce our investment in suburban office properties, primarily in Midwest markets. The transaction generates over $1 billion of capital for the acquisition and development of industrial and medical office assets and to further de-lever the company’s balance sheet consistent with our strategic capital plans”, said Denny Oklak, Duke Realty’s Chairman and Chief Executive Officer.

The Suburban Office Portfolio is 84.6% leased and the buildings have an average age of 15 years. Assumed debt in the transaction is expected to be $30 million. The sale of the portfolio is expected to generate a net book gain. Blackstone will assume leasing and property management responsibilities for the portfolio.

The portfolio repositioning is part of Duke Realty’s long-term strategy to achieve an investment allocation of 60% industrial, 25% office and 15% medical office comprised of the highest quality assets within each product sector. Geographically, the company is moving to further strengthen its dominant, top tier distribution market presence, own “A” quality office buildings in high growth, development constrained markets, and further solidify relationships with leading health care systems for strong growth of its premier medical office business.

Closing of the transaction is subject to certain customary closing conditions and is expected to occur on or about December 1, 2011. It is not anticipated that this transaction will have a material impact on the financial results for 2011.

“Duke Realty’s continued execution of our strategic asset, operational and capital initiatives should further enhance our high quality asset base in our complementary product segments,” Oklak stressed.

About Duke Realty

Duke Realty owns and operates more than 141 million rentable square feet of industrial and office, including medical office, space in 18 major U.S. cities. Duke Realty is publicly traded on the NYSE under the symbol DRE and is listed on the S&P MidCap 400 Index. More information about Duke Realty is available at www.dukerealty.com.

Cautionary Notice Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding the company’s ability to consummate the foregoing sale transaction and the timing of such consummation, the future composition of the company’s portfolio and the company’s future financial position and future performance, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s abilities to control or predict. Such factors include, but are not limited to, (i) general adverse economic and local real estate conditions; (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all; (iv) the company’s ability to raise capital by selling its assets; (v) changes in governmental laws and regulations; (vi) the level and volatility of interest rates and foreign currency exchange rates; (vii) valuation of joint venture investments, (viii) valuation of marketable securities and other investments; (ix) increases in operating costs; (x) changes in the dividend policy for the company’s common stock; (xi) the reduction in the company’s income in the event of multiple lease terminations by tenants; and (xii) impairment charges. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s filings with the Securities and Exchange Commission. The company refers you to the section entitled “Risk Factors” contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2010. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Investor Relations Contacts:

Christie Kelly

(317) 808-6065

christie.kelly@dukerealty.com

Ron Hubbard

(317) 808-6060

ron.hubbard@dukerealty.com